Exhibit 99.1

For Immediate Release

SAGENT CONTACT:

John Matthei

(847) 908-1619

SAGENT PHARMACEUTICALS NAMES JONATHON SINGER CHIEF FINANCIAL OFFICER

SCHAUMBURG, Ill. – August 25, 2011 – Sagent Pharmaceuticals, Inc. (NASDAQ: SGNT) announced the hiring of Jonathon Singer as its Chief Financial Officer. Mr. Singer, 47, will be responsible for Sagent’s finance and accounting functions and report directly to Chief Executive Officer Jeffrey M. Yordon. Sagent’s current CFO, Ron Pauli, has been appointed Chief Business Officer, a newly created position, in which he will be responsible for product launch execution, product pipeline management and business development. Both transitions are expected to be completed in September.

“We are excited that Jon is joining Sagent at an important time for the company and are confident he will make an immediate impact on our business,” said Mr. Yordon. “Jon’s substantial financial expertise and proven track record working for public companies in the healthcare industry and international marketplace coupled with Ron’s background with our business partners strengthens our team as we execute our business plan and continue to grow.”

Mr. Singer has more than 26 years of finance experience with publicly-traded companies including Teleflex, Cardinal Health and R.R. Donnelley and Sons. Most recently, Mr. Singer served as senior vice president of finance and CFO of Landauer, Inc., a publicly-traded company and leader in radiation sciences and services. He earned a master’s degree from Northwestern University’s Kellogg Graduate School of Management, holds a bachelor’s degree in business administration from Miami University in Ohio and holds a certified public accountant designation.

About Sagent Pharmaceuticals

Sagent Pharmaceuticals, Inc., founded in 2006, is a specialty pharmaceutical company focused on developing, manufacturing, sourcing and marketing pharmaceutical products, with a specific emphasis on injectable products. Sagent has created a unique, global network of resources, comprised of rapid development capabilities, sophisticated manufacturing and innovative drug-delivery technologies, quickly yielding an extensive portfolio of pharmaceutical products that fulfills the evolving needs of patients.

For more information about Sagent, please visit www.SagentPharma.com.

Forward-Looking Statement

Statements contained in this press release contain forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give Sagent’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business as of the date of this release. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Sagent’s expectations are not predictions of future performance, and future results may substantially differ from current expectations based upon a variety of factors, risks and uncertainties affecting Sagent’s business, and such other risks detailed in Sagent’s periodic public filings with the Securities and Exchange Commission, including but not limited to Sagent’s most recent quarterly report on Form 10-Q and Sagent’s IPO prospectus filed on April 21, 2011. Sagent disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.